ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement, dated as of June 24, 2008 (this “Agreement”), between Sun Pharmaceutical Industries Ltd. (“Sun”), an Indian company, and Alkaloida Chemical Company Exclusive Group Ltd. (“Alkaloida”), a Hungarian company and a  subsidiary of Sun.

WHEREAS, Alkaloida is a party to that certain Option Letter Agreement, dated as of May 18, 2007 (the “Option Agreement”; capitalized terms used but not defined herein have the meanings given to them in the Option Agreement), by and among Alkaloida, the Taro Development Corporation (“TDC”), a New York company, Barrie Levitt, Tal Levitt, Daniel Moros (together with Barrie Levitt and Tal Levitt, the “Grantors”) and Jacob Levitt, pursuant to which TDC and the Grantors granted Sun the Options;

WHEREAS, pursuant to Section 9 of the Option Agreement, Sun may assign the Option Agreement or any of its rights and obligations thereunder to one or more affiliates of Sun without the consent of TDC, the Grantors and Jacob Levitt; and

WHEREAS, Alkaloida is an entity which is indirectly 99.99%-owned by Sun and Sun desires to assign to Alkaloida, and Alkaloida desires to assume from Sun, Sun’s rights and obligations under the Option Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Assignment of Rights.  Pursuant to Section 9 of the Option Agreement, Sun hereby assigns and transfers to Alkaloida, Sun’s rights under the Option Agreement.

2.           Assumption of Obligations.  Alkaloida hereby assumes from Sun, and agrees to perform and discharge when due, Sun’s obligations under the Option Agreement.

3.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signatures Appear On the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment and Assumption Agreement as of the date first above written.

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Dilip S. Shanghvi
	Name:	Dilip S. Shanghvi
	Title:	Chairman & Managing Director

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Sudhir V. Valia
	Name:	Sudhir V. Valia
	Title:	Whole-time Director

[Signature Page to Assignment & Assumption Agreement (Options)]